Exhibit 99.1

Date: January 30, 2018	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Stefani P. Wendel
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, January 30, 2018 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended December 31, 2017. Revenues for the quarter ended December 31, 2017 were $141 million, an increase of 10% from revenues of $128 million in the same quarter of the prior year. Earnings per share for the quarter ended December 31, 2017 were $0.50, an increase of 39% from earnings per share of $0.36 in the same quarter of the prior year.

Revenues for the nine months ended December 31, 2017 were $415 million, up 8% from $385 million in the same period of the prior year.  Earnings per share for the nine months ended December 31, 2017 were $1.41 and were $1.09 for the same period of the prior year.

Revenue growth for the quarter was driven by an increase in the Company’s claims management services.  The successful implementation and evolution of the Company’s adjuster interface, CareMC EdgeSM, has gained interest in the marketplace. The Company’s Network Solutions sold in the wholesale market increased revenues as well. The solutions, particularly in the CERiS segment, continue to expand services into the clinical and coding areas of line item hospital bill payment integrity.

The Company is launching a Managed Accounts Payable Automation service under its Symbeo business franchise. The Treasury and fulfillment service under Symbeo eliminates the manual functions associated with preparing invoices for payment. The Company remains committed to the strategy of using technology to differentiate the solutions delivered to customers, integrating previously siloed information to improve financial and healthcare outcomes.

About CorVel

CorVel Corporation is a national provider of innovative workers’ compensation, liability, auto, and health solutions for employers, insurance companies, third party administrators and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch throughout the risk management process so our clients can intervene early and often while being connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, including product investment strategies, bill review and claims management services. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2017 and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2017 and September 30, 2017. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Quarterly Results – Income Statement
Quarters and Nine Months Ended December 31, 2016 (unaudited) and December 31, 2017 (unaudited)

Quarter Ended	December 31, 2016	December 31, 2017
Revenues	128,403,000	140,734,000
Cost of revenues	102,826,000	115,165,000
Gross profit	25,577,000	25,569,000
General and administrative	14,134,000	15,496,000
Income from operations	11,443,000	10,073,000
Income tax provision	4,394,000	504,000
Net income	7,049,000	9,569,000
Earnings Per Share:
Basic	$0.36	$0.51
Diluted	$0.36	$0.50
Weighted Shares
Basic	19,426,000	18,849,000
Diluted	19,549,000	19,121,000

Nine Months Ended	December 31, 2016	December 31, 2017
Revenues	385,081,000	414,777,000
Cost of revenues	308,010,000	334,675,000
Gross profit	77,071,000	80,102,000
General and administrative	42,239,000	43,794,000
Income from operations	34,832,000	36,308,000
Income tax provision	13,340,000	9,571,000
Net income	21,492,000	26,737,000
Earnings Per Share:
Basic	$1.10	$1.42
Diluted	$1.09	$1.41
Weighted Shares
Basic	19,526,000	18,806,000
Diluted	19,679,000	19,029,000

CorVel Corporation
Quarterly Results – Condensed Balance Sheet
March 31, 2017 (audited) and December 31, 2017 (unaudited)

	March 31, 2017	December 31, 2017
Cash	28,611,000	53,593,000
Customer deposits	32,471,000	41,900,000
Accounts receivable, net	62,841,000	63,487,000
Prepaid taxes and expenses	4,944,000	7,610,000
Property, net	63,042,000	63,657,000
Goodwill and other assets	43,474,000	41,748,000
Total	235,383,000	271,995,000
Accounts and taxes payable	16,583,000	16,907,000
Accrued liabilities	73,468,000	92,968,000
Deferred tax liability	6,686,000	1,940,000
Paid-in capital	135,686,000	141,669,000
Treasury stock	(419,802,000)	(430,988,000)
Retained earnings	422,762,000	449,499,000
Total	235,383,000	271,995,000